UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2015

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1—9278	31—1168055
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11605 North Community House Road, Suite 600 Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 501-1100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

On March 25, 2015, the U.S. Federal Trade Commission (the “Commission”) announced that the Commission has approved an Application for Approval of Divestiture (the “Application”) filed by Graco Inc. in connection with the Asset Purchase Agreement, dated October 7, 2014, between Carlisle Companies Incorporated, a Delaware corporation, and Carlisle Fluid Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of Carlisle (collectively, “Carlisle”) and Graco Inc., a Minnesota corporation, and Finishing Brands Holdings Inc., a Minnesota corporation and a wholly owned subsidiary of Graco (collectively, “Graco”) (including all schedules, exhibits and other agreements attached thereto or made a part thereof, and as amended by a certain Amendment No. 1 to Asset Purchase Agreement, dated March 6, 2015, the “Purchase Agreement”).

Pursuant to the Purchase Agreement, Carlisle, through certain of its subsidiaries, will acquire, for cash consideration of $590 million (subject to certain adjustments for the levels of cash, indebtedness and working capital at closing), the worldwide liquid finishing systems and products business which was acquired by Graco on April 2, 2012 pursuant to an Asset Purchase Agreement, dated as of April 14, 2011, between Graco and certain of its subsidiaries and Illinois Tool Works Inc. and certain of its subsidiaries, as amended by a certain First Amendment to Asset Purchase Agreement, dated April 2, 2012.

The approval of the Application satisfies one of the conditions to closing of the transactions contemplated by the Purchase Agreement.  Subject to the satisfaction or waiver of the remaining closing conditions, the closing of the transactions contemplated by Purchase Agreement is expected to occur on or about April 1, 2015.

On March 25, 2015, Carlisle issued a press release relating to the approval of the Application, which press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press Release of Carlisle Companies Incorporated issued on March 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2015

CARLISLE COMPANIES INCORPORATED

	By:	/s/ Steven J. Ford
Steven J. Ford
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Carlisle Companies Incorporated issued on March 25, 2015